                         REPRESENTATIONS AND WARRANTIES
                RE: SALE OF PETROGLYPH ENERGY, INC. COMMON STOCK

     Pursuant to the Letter Agreement dated July 29, 1999, by and among Intermountain Industries, Inc. or its designee and Albin Income Trust, David R. Albin, Kenneth A. Hersh, R. Gamble Baldwin, John S. Foster, Bruce B. Selkirk, III, Natural Gas Partners, L.P., Natural Gas Partners II, L.P., and Natural Gas Partners 111, L.P. (each a "NGP Selling Shareholder"), the Letter Agreement dated August 13, 1999, by and between Purchaser arid Robert A. Christensen ("Christensen," and together with the NGP Selling Shareholders, the "Selling Shareholders") the undersigned parties make the following representations and warranties:

            I. Representations and Warranties of Selling Shareholders
               ------------------------------------------------------

     Selling Shareholders hereby make the following representations and warranties attributed to each of them below to Intermountain Industries, Inc. and III Exploration, Inc., its subsidiary and the designee provided for by the Letter Agreements (together, the "Purchaser'). These representations and warranties are material inducement for the Purchaser to purchase all the Petroglyph Energy, Inc. ("Petroglyph" or the Corporation") voting stock issued and outstanding in the name of each of the Selling Shareholders, as described by Exhibit A attached hereto and incorporated by this reference (the "Shares"), which Shams in the aggregate represent a -majority of the Petroglyph voting stock currently outstanding.

     A. Representations and Warranties by All Selling Shareholders. Each Selling Shareholder hereby represents and warrants, severally for (itself)(himself), to the Purchaser as follows.

     1. SEC Filings. Such Selling Shareholder has no actual knowledge, after having conducted reasonable inquiry in the circumstances, that any of Petroglyph's reports, schedules, statements, and other documents filed with the Securities and Exchange Commission under the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, are incomplete or misleading in any material respect as of the respective dates thereof.

     2. Environmental Matters. Such Selling Shareholder has no actual knowledge contrary in any material respect to the discussion under -the heading "Environmental Matters" in the Corporation's consolidated financial statements dated December 31, 1998, and filed with the SEC to the effect that (a) there is no pending or threatened claim of any violation of any federal, state or local law or regulation relating to environmental protection, including but not limited to the generation, storage, handling, emission, transportation or discharge of materials into the environment or relating to safety or health, (b) the Corporation is in substantial compliance with current applicable environmental laws and regulations, and (c) the Corporation has no material commitments for capital expenditures to comply with existing environmental requirements.

     3. Company Operations and Financial Statements. None of the Selling Shareholders has any actual knowledge, after having conducted reasonable inquiry in the circumstances, that (a) since December 31, 1998, Petroglyph's operations have materially changed from the pattern of its operations prior to that date in terms of indebtedness or material contracts, or (b) since December 31, 1998, Petroglyph's capitalization has materially changed from its capitalization prior to that date in terms, of classes of stock, warrants, stock options and other stock rights that could affect the acquisition of the Shares or voting control by the Purchaser.

     4. Due Authorization. Such Selling Shareholder has taken all corporate, partnership and other applicable action required for authorization of the sale of such Selling Shareholder's Shams on the terms of the applicable Letter Agreement referred to above, and has the legal right to sell such Shares free and clear of all liens, claims and encumbrances (other than restrictions, if any, on transfer of the Shares arising under applicable securities laws).

     5. Ownership and Title to Shares. Such Selling Shareholder has, and upon purchase thereof by Purchaser as provided in the applicable Letter Agreement referred to above, Purchaser will have, good and marketable title to the Shares set forth opposite the name of Selling Shareholder on Exhibit A hereto, free and clear of all security interests, liens, encumbrances, or other restrictions on transfer, subject only to restrictions as to marketability imposed by securities laws and those that may arise by virtue of any actions taken by or on behalf of Purchaser or its affiliates.

     6. Securities Law Representations. Such Selling Shareholder (a) is not in the business of selling securities, (b) has not solicited any purchasers for the We of or offered for sale to anyone other than Purchaser, the Shares to be sold hereunder, and (c) has held the Shares to be sold hereunder for a period of at least one year prior to the execution of this instrument,

     B. Representations and Warranties by Certain Selling Shareholders.

     Each of Christensen, Albin Income Trust and Kenneth A. Hersh hereby represents and warrants, severally for himself, that to his actual knowledge after having conducted reasonable inquiry in the circumstances:

     1. Organization and Corporate Power. The Corporation is a corporation duly incorporated and validly existing under the laws of the state of Delaware and the Corporation is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify, except where the failure to be so qualified would not have a material adverse effect on the Corporation and its subsidiaries, taken as a whole. The Corporation has all requisite corporate power and authority and all material licenses, permits, and authorizations necessary to own and operate its properties and to carry on its business as now conducted.

     2. Capital Stock and Related Matters. The authorized capital stock of the Corporation consists of 25,000,000 shares of common stock, $-01 par value, 5,458,333 of which are issued and outstanding. The Corporation does not have outstanding and has not agreed, orally or in writing, to issue any stock or securities convertible or exchangeable for any shares of its stock, nor does it have outstanding nor has it agreed, orally or in writing, to issue any options or rights to purchase or otherwise acquire its stock, except as disclosed by Petroglyph's most recent I O-K, I O-Q or proxy statement on file with the Securities Exchange Commission or as described in Exhibit B attached hereto and incorporated by this reference. The Corporation is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its stock. The Corporation has not violated any applicable securities laws or regulations in connection with the offer or sale of its securities. All of the outstanding shares of the Corporation's capital stock are validly issued, fully paid, and nonassessable.

     3. Subsidiaries. Except for Rio Cucharas Pipeline Company, Inc., Petroglyph Operating Company, Inc. and Spanish Peaks Limited Liability Company, the Corporation does not own or hold any rights to acquire any shares of stock or any other security or interest in any other corporation or entity.

     4. No Undisclosed Liabilities. Neither the Corporation nor any of the property of the Corporation is subject to any material liability or obligation that was required to be included or adequately reserved against in the December 31, 1998 ("Statement Date") Financial Statements or described in the notes thereto that was not so included, reserved against, or described.

     5. Absence of Certain Changes. Except as contemplated or permitted by the Letter Agreements or as described in Petroglyph's most recent I O-K or I O-Q on file with the Securities Exchanged Commission or as described in Exhibit C, since the Statement Date there has not been:

     (a) Any material adverse change in the business, financial condition, operations, or assets of the Corporation;

     (b) Any damage, destruction, or loss, whether covered by insurance or not materially adversely affecting the properties or business of the Corporation;

     (c) Any sale or transfer by the Corporation of any material tangible or intangible asset other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and contract rights of customers in inventory;

     (d) Any declaration, setting aside, or payment of a distribution in respect of or the redemption or other repurchase by the Corporation of any stock of the Corporation;

     (e) Any material transaction not in the ordinary course of business of the Corporation;

     (f) The lapse of any material trademark, assumed name, trade name, service mark, copyright, or license or any application with respect to the foregoing;

     (g) The grant of any increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing, or other plan) other than customary increases on a periodic basis or required by agreement or understanding in the ordinary course of business and in accordance with past practice and other than liabilities under severance agreements arising as a result of the change in control of the Corporation occurring pursuant to the transactions contemplated herein;

     (h) The discharge or satisfaction of any material lien or encumbrance or the payment of any material liability other than current liabilities in the ordinary course of business;

     (i) The making of any material loan, advance, or guaranty to or for the benefit of any person except the creation of accounts receivable in the ordinary course of business; or

     (j) An agreement to do any of the foregoing.

     6. Litigation. Except as set forth in Petroglyph's most recent I O-K or I O-Q on file with the Securities Exchanged Commission or as described in Exhibit D, there are no material actions, suits, proceedings, orders, investigations, or claims pending or overtly threatened against the Corporation or any of its property, at law or in equity, or before or by any governmental department, commission, board, bureau, agency, or instrumentality; the Corporation is not subject to any arbitration proceedings under collective bargaining agreements or otherwise or any governmental investigations or inquiries.

     7. Tax Matters. Except as set forth in Petroglyph's most recent I O-K or I O-Q on file with the Securities Exchanged Commission or as described in Exhibit E, (a) the Corporation has prepared in a substantially correct manner and has filed all federal, state, local, and foreign tax returns and reports heretofore required to be filed by it and has paid all taxes shown as due thereon; and (b) no taxing authority has asserted any deficiency in the payment of any tax or informed the Corporation that it intends to assert any such deficiency or to make any audit or other investigation of the Corporation for the purpose of determining whether such a deficiency should be asserted against the Corporation.

     8. Compliance with Laws. The Corporation is, in the conduct of its business, in substantial compliance with all laws, statutes, ordinances, regulations, orders, judgments, or decrees applicable to them, the enforcement of which, if the Corporation was not in compliance therewith, would have a materially adverse effect on the business of the Corporation, taken as a whole. Neither any Selling Shareholder nor the Corporation has received any notice of any asserted present or past failure by the Corporation to comply with such laws, statutes, ordinances, regulations, orders, judgments, or decrees.

     9. No Brokers. There are no claims as a result of any actions of the Selling Shareholders for brokerage commissions, finders' fees, or similar compensation owing or that at Closing will arise connection with the purchase and sale of the Shares.

     10. Third Party Agreements. The Corporation is not in default under any material agreement with any third puny that would have a materially adverse effect on the business of the Corporation, taken as a whole, nor does there exist any event that, with notice or the passage of time or both, would constitute such a default.

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     11. Antelope Creek. Petroglyph has entered into a letter of intent to acquire at a price not to exceed $6.9 million from the Williams Cos., Inc. or its affiliate ("Williams") all of the Williams right, title and interest in the Antelope Creek Properties, that is, the 50% nonoperating working interest in such properties not currently owned by Petroglyph.

                II. Representations and Warranties of Purchaser.
                    --------------------------------------------

     Purchaser hereby makes the following representations and warranties to the Selling Shareholders.

     1. No Solicitation; Independent Investigation. Purchaser hereby acknowledges and affirms that it is not purchasing the Shares as a result of any general solicitation by the Corporation through an advertisement, article, notice or other communication published in any newspaper, magazine, or similar media broadcast, over television or radio, or any presentation at any seminar or meeting, or other general similar solicitation by a person not previously know by Purchaser. Purchaser has completed its own independent investigation, analysis, and evaluation of the Corporation, that it has made all such reviews and inspections of the business, assets, results of operations, condition (financial or otherwise), and prospects of the Corporation as it has deemed necessary or appropriate, and that in making its decision to enter into tills Agreement and to consummate the transactions contemplated hereby it has relied solely on (i) its own independent investigation, analysis, and evaluation of the Corporation and (ii) the representations and warranties of the Selling Shareholders set forth herein.

     2. Investment Intent. Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the Securities and Exchange Commission under the Securities Act covering the Shares or (ii) pursuant to an applicable exemption under the Securities Act- In acquiring the Shares Purchaser is not offering or selling, and will not offer or sell, for the Corporation in connection with any distribution of the Shares, and Purchaser does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws.

     3. Disclosure of Information. Purchaser acknowledges that it or its representatives have been furnished with substantially the same kind of information regarding the Corporation and its business, assets, results of operation, and financial condition as would be contained in a registration statement prepared in connection with a public sale of the Shares. Purchaser further represents that it has had an opportunity to ask questions of and receive answers and requested information from the Corporation regarding the Corporation and its business, assets, results of operation, and financial condition and the terms and conditions of the issuance of the Shares and has carefully reviewed and considered the same. The foregoing, however, shall not limit or modify the representations and warranties in Paragraph 1, shall not limit the rights of Purchaser prior to and in anticipation of any issuance of the Shares pursuant hereto, and shall not limit the disclosure requirements of applicable federal and state securities laws.

     4. Investment Experience. Purchaser is an "accredited investor" as such term is defined in Regulation D under the Securities Act and meets the investor suitability standards imposed by applicable state securities laws, Purchaser can bear the economic risk of its investment in the Shares, including a complete loss of its investment in the Shares, for an indefinite period of time. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares, Purchaser represents that it has not been organized for the purpose of acquiring the Shares.

     5. Restricted Securities. Purchaser understands that the Shares will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares will be characterized as "restricted securities" under federal securities laws, and that under such laws and applicable regulations the Shares cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. Stop transfer instructions may be issued to the transfer agent for securities of the Corporation (or a notation may be made in the appropriate records of the Corporation) in connection with the Shares. It is agreed and understood by Purchaser that the certificates representing the Shares shall bear a legend referring to such restrictions.

                               III. Miscellaneous.
                                    --------------

     1. Survival of Representations and Warranties. All of the representations and warranties of the parties contained herein or in any certificate, instrument, or document delivered pursuant hereto shall expire and be terminated and extinguished on the first anniversary of the date hereof.

     2. Liability of Selling Shareholders. It is specifically acknowledged and agreed by the parties that none of the Selling Shareholders nor any shareholder, partner, director, officer,, employee, or affiliate of such party shall have any liability whatsoever pursuant hereto with respect to any representation or warranty made to Purchaser in excess of the purchase price received by such Selling Shareholder from the sale of the Shares set forth opposite the name of such Selling Shareholder on Exhibit A hereto.

     3. Payment of Fees and Expenses. All fees and expenses, including fees and expenses of counsel, incurred in connection with this agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the closing of the purchase of the Shares shall have occurred.

     4. NGP Representative. Each of the NGP Selling Shareholders hereby irrevocably appoints Natural Gas Partners, L.L.C. ("NGP'), as agent for the NGP Selling Shareholders hereunder, and grants an irrevocable Power of Attorney to NGP to act on behalf of each of the Sellers to (i) deliver the Shares to the Buyer, (ii) provide notices and instructions to the Corporation's transfer agent, (iii) collect the purchase price payable to the NOP Selling Shareholders, and (iii) approve any amendment, waiver or extension of the terms of the Agreement.

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     5. Extension of Agreement. The parties hereto agree that the expiration date of the Letter Agreement dated July 29, 1999 referred to above, shall be extended from August 15, 1999 to August 18, 1999.

     6. Counterparts. This instrument may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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     In witness whereof, the parties have executed and delivered this instrument this 18th day of August, 1999.

Selling Shareholders


Natural Gas Partners, L.P.                           Albin Income Trust
By: G.F.W. Energy, L.P., general partner


By: /s/ R. Gamble Baldwin                           /s/ Laura Futrell
    -----------------------------                   --------------------------
    R. Gamble Baldwin, General Partner              Laura Futrell, Trustee

Natural Gas Partners II, L.P.
By: G.F.W. Energy II, L.P., general partner
By: GFW II, L.L.C., general partner                 /s/ Kenneth A. Hersh
                                                    --------------------------
                                                    Kenneth A. Hersh

By: /s/ Kenneth A. Hersh
    ----------------------------
    Kenneth A. Hersh, Authorized Member
                                                    /s/ R. Gamble Baldwin
                                                    --------------------------
                                                    R. Gamble Baldwin
Natural Gas Partners III, L.P.
By: G.F.W. Energy III, L.P., general partner
By: GFW III, L.L.C., general partner
                                                    /s/ John S. Foster
                                                    --------------------------
                                                    John S. Foster
By: /s/ Kenneth A. Hersh
    ------------------------------
    Kenneth A. Hersh, Authorized Member

                                                    /s/ Bruce B. Selkirk, III
                                                    --------------------------
                                                    Bruce B. Selkirk, III

    /s/ Robert A. Christensen
    ------------------------------
    Robert A. Christensen

    /s/ David R. Albin
    ------------------------------
    David R. Albin


Purchaser

III Exploration, Inc.

By: /s/ William C. Glynn
    ------------------------------
Name:   William C. Glynn
Title:  President


                              Schedule of Exhibits

Exhibit A      Petroglyph  Energy, Inc. voting stock issued and outstanding in the name of each of the selling  Shareholders.
Exhibit B      Outstanding stock or option or rights to purchase stock.
Exhibit C      Absence of certain changes.
Exhibit D      Pending litigation.
Exhibit E      Tax matters.

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                                    Exhibit A

           Petroglyph Energy, Inc. voting stock issued and outstanding
           -----------------------------------------------------------
                 in the name of each of the Selling Shareholders
                 -----------------------------------------------


Selling Shareholder                                           Number of Shares
-------------------                                           ----------------

Natural Gas Partners, L.P....................................    1,137,883
Natural Gas Partners 11, L.P.................................      648,920
Natural Gas Partners 111, L.P................................       28,291
Albin Income Trust...........................................       50,000
David R. Albin (as nominee for Albin Income Trust)...........       52,220
Robert A. Chistensen.........................................       96,043
R. Gamble Baldwin............................................       17,407
Kenneth A. Hersh.............................................       13,055
John S. Foster...............................................        8,703
Bruce B Selkirk III..........................................          870
                                                                 ---------

                                             Total Shares        2,753,392
                                                                 =========

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                                    Exhibit B

Outstanding stock or options or rights to purchase stock.
---------------------------------------------------------

All outstanding options and warrants are described in the Corporation's proxy, 10K and 10Q.

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                                    Exhibit C

                           Absence of certain changes.

During the second quarter of 1999, the Company successfully completed the sale of its Utah and Texas compression assets for net proceeds of $1,475,000.

On August 15, 1998, a down-hole logging tool was lost in one of the Company's wells, 28-02D4. The third party service provider is currently in negotiations with the Company's insurer and it is expected that substantially all of the loss, net of deductibles, will covered by insurance.

In lieu of receiving severance benefits pursuant to an existing severance arrangement, Robert A. Christensen will be discharged from any liability under that certain Promissory Note, dated December 31, 1998, of Robert A. Christensen in favor of the Company.

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                                    Exhibit D

                               Pending litigation.
                               -------------------

                          None other than as disclosed.

                                    Exhibit E

                                  Tax matters.
                                  ------------

                                      None.

                                    Exhibit C

                           Absence of certain changes.
                           ---------------------------

During the second quarter of 1999, the Company successfully completed the sale of its Utah and Texas compression assets for net proceeds of $1,475,000.

On August 15, 1998, a down-hole logging tool was lost in one of the Company's wells 2802D4. The third party service provider is currently.-in negotiations with the Company's insurer and it is expected that substantially all of the loss, net of deductibles, will covered by insurance,

In lieu of receiving severance benefits Pursuant to an existing severance arrangement, Robert A. Christensen will be discharged from any liability under that certain Promissory Note, dated December 31, 1998. of Robert A. Christensen in favor of the Company.